                                   EXHIBIT 11

                                ANDREW CORPORATION
                         Computation of Earnings Per Share
                (Amounts in thousands, except per share amounts)
                                       Three Months Ended            Nine Months Ended
                                              June 30                     June 30
                                       -------------------           -----------------
                                        1997         1996             1997     1996
                                       ------       ------           -------  -------
PRIMARY EARNINGS PER SHARE

Average shares outstanding              90,639       90,284           90,796    90,180

Net effect of dilutive stock options--
  based on the treasury stock method
  using average market price               964        1,593            1,157     1,194
                                        ------       ------           ------    ------
TOTAL                                   91,603       91,877           91,953    91,374
                                        ======       ======           ======    ======

Income from Continuing Operations      $24,959      $24,606          $77,006   $61,529
                                        ======       ======           ======    ======

Net income                             $ 7,738      $24,007          $57,590   $59,210
                                        ======       ======           ======    ======

Income from Continuing
Operations per Share                   $  0.27      $  0.27          $  0.84   $  0.67
                                        ======       ======           ======    ======

Net Income per Share                   $  0.08      $  0.26          $  0.63   $  0.65
                                        ======       ======           ======    ======


FULLY DILUTED EARNINGS PER SHARE

Average shares outstanding              90,639       90,284           90,796    90,180

Net effect of dilutive stock options--
  based on the treasury method
  using the greater of ending or
  average market price                     988        1,692            1,157     1,692
                                        ------       ------           ------    ------
TOTAL                                   91,627       91,976           91,953    91,872
                                        ======       ======           ======    ======

Income from Continuing Operations      $24,959      $24,606          $77,006   $61,529
                                        ======       ======           ======    ======

Net income                             $ 7,738      $24,007          $57,590   $59,210
                                        ======       ======           ======    ======

Income from Continuing
  Operations per Share                 $  0.27      $  0.27          $  0.84   $  0.67
                                        ======       ======           ======    ======

Net Income per Share                   $  0.08      $  0.26          $  0.63   $  0.64
                                        ======       ======           ======    ======